LIVE RACING AGREEMENT


         THIS LIVE RACING AGREEMENT (the "Agreement") is effective as of March 23, 1999 by and among PENNSYLVANIA NATIONAL TURF CLUB, INC. (PNTC) and MOUNTAINVIEW THOROUGHBRED RACING ASSOCIATION (MTRA) (hereinafter collectively referred to as the "Associations") and PENNSYLVANIA HORSEMEN'S BENEVOLENT AND PROTECTIVE ASSOCIATION, INC. ("PA HBPA").

                                   WITNESSETH
         WHEREAS, the Associations operate and conduct thoroughbred horse race meetings with pari-mutuel wagering at the track facility located in Grantville, Pennsylvania, known as Penn National Race Course ("Penn National"); and

         WHEREAS, the PA HBPA represents the horsemen, during the Term of this Agreement, who own, train and/or race horses at Penn National; and

     WHEREAS, the February 15, 1996 Agreement between the Associations and the PA HBPA has expired by its terms; and

         WHEREAS, the Associations and the PA HBPA have agreed to enter into the following Agreement with regards to the conduct of thoroughbred horse racing at Penn National.

         NOW, THEREFORE, for and in consideration of the foregoing recitals and the mutual undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto intending to be legally bound, hereby agree as follows:

  1.       Purses

 (a) The Associations agree to allocate and pay horsemen purses equal to the following percentages of the Associations' receipts, fees and revenues described below:
                    March 23, 1999 to March 22, 2000:      32 %
                    March 23, 2000 to March 22, 2001:      32-2/3%
                    March 23, 2001 to expiration:          33-1/3%
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                    of:

                    (i) Net Commissions from the pari-mutuel handle, including the Telephone Account Betting handle, and the Associations' and horsemen's share of the breakage received from the pari-mutuel handle on Penn National live races.

                    (ii) Net Commissions from the gross handle on Penn National's live races being simulcast to the Associations' off-track betting sites, including horsemen's share of breakage.

                    (iii) Total Commissions from the handle for send intertrack wagering of Penn National's live races, including track handle, Telephone Account Betting handle and off-track betting handle.

                    (iv) Total out-of-state host fee when the Associations' are sending a full card of interstate simulcasting wagering ("ISW") on Penn National's live races.

                    (v) Net Commissions from the handle for receive intertrack wagering of Pocono Downs, Meadows and Philadelphia Park live races, including track handle, Telephone Account Betting handle, off-track betting handle and horsemen's share of breakage.

                    (vi) Net Commissions from the handle for on-track, off-track and Telephone Account Betting, including horsemen's share of breakage, when the Associations are receiving a full card of ISW, regardless of in-state host association.

                    (vii) The Associations' net revenues from all other gaming activities, provided, however,
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                             that revenue  from video gaming  devices and
                             other   similar   non-pari-mutuel   revenues
                             during the Term of this Agreement shall be allocated in the same manner as set forth in the Amendments to Senate Bill No.
                             692 (Printer's No. 714) dated June 9, 1997.

                    (viii) Host fees received from intrastate and interstate tracks or the NTRA on account of telephone or electronic wagering by persons in geographic proximity.

                  Two percent (2%) of purses shall be paid monthly to PA HBPA, which may be increased by mutual consent of the parties.

                  For purposes of this Article, Net Commissions are defined as the gross handle at the racetrack, telephone account betting, non-primary betting locations (OTB's), less the amounts returned to the betting public, less the amounts paid to the Commonwealth of Pennsylvania as required by statute, less host fees paid to intrastate and interstate tracks or host fees paid to the NTRA for races received or for telephone or electronic wagering received from persons in geographic proximity.

     (b) Waiver of overpayment through February 15, 1999 The Associations agree to credit the overpayment in the amount of $299,550.26.

     (c) The Associations will use commercially reasonable best efforts to maximize each existing component of the "gross handle" described in
          Section 1(a)(i) through (viii) above, as well as any additional source of gross handle that becomes available during the term of this Agreement.

                                      228
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         2.       Simulcasting Consents

                  (a) The  PA  HBPA  grants  its  consent  and  approval  to the
                      Associations as provided for under Sections 216, 216a and 234 of the Race Horse Industry Reform Act and the provisions of the Interstate Horse Racing Act of 1978, so that the Associations may act as "host licensees" for the purpose of transmitting and receiving intrastate, international and interstate simulcast races, said consent and approval to be effective for any agreement that existed prior to February 15, 1999 or a successor agreement. As to any new racetracks the Associations shall present any proposed new simulcast agreement to PA HBPA for its review and approval, which shall not be unreasonably withheld. Such approval to be given or denied within two (2) days of presentation to PA HBPA.

         3.       Compatibility of Purses

                  (a) It is the  intent of  Associations  and PA HBPA to promote competitive horse racing at Penn National to (i) avoid any underpayment or overpayment of purses (except seasonal adjustments) and (ii) assure the payment, as far as practical and feasible, of consistent purses throughout the contract year.

                      (b) Associations shall notify PA HBPA of the racing dates applied for to the SHRC for the next following calendar year by promptly sending to the PA HBPA a copy of their application filed with the SHRC. The actual pari-mutuel handles from the current year for the comparable dates will be used as a guide in projecting the approximate handle for the ensuing year. The purse formula as described under paragraph 1 of this agreement will be applied to establish an average purse per day for a beginning guideline.

                  (c) Should a purse  overpayment  or  underpayment  develop  in excess of $150,000, then the parties agree to automatically adjust purses down or up, in the next published condition book, by 5%. This triggering mechanism may be waived by mutual consent of the PA HBPA and Associations.

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                      (d)  If,  in the  opinion  of  the  Penn  National  Racing
                      Secretary, the agreed adjustment in the condition book does not alleviate the overpaid purse condition, the Associations have the right, and are required, to make immediate purse cuts in accordance with formulas mutually
                      agreeable,   to  eliminate  the  purse  overpayment.   The
                      Associations, without prejudice, shall have the right to not exercise this right, should they so desire.

               (e)    If,  in  the  opinion  of  the  PA  HBPA   Condition  Book
                      Committee, the agreed adjustment in the condition book does not alleviate the underpaid purse condition, the PA HBPA shall have the right to require the Associations to make and the Associations shall make immediate purse increases in accordance with formulas mutually agreeable, to eliminate the purse underpayment. The PA HBPA, without prejudice shall have the right not to exercise this right, should it so desire.

     4.  Horsemen's Bookkeeper Account

                  (a) Section  235 of the Race Horse  Industry  Reform Act shall govern the operation of the Horsemen's Bookkeeper Account.

               5. Inactive Accounts In Horsemen's Bookkeeper Account

                  (a) Associations  will  furnish  annually to PA HBPA a list of all accounts in the Horsemen's Bookkeeper Account which have been inactive for a period of four years, giving the names of such accounts, the amount thereof and the last known addresses. This list will be rendered annually as of June 15, 1999 and prior to each June 15 during the Term hereof.

                    (b)  PA  HBPA  will  advertise  the  four-year-old  inactive accounts in a Horsemen's publication of general circulation. All unclaimed inactive accounts one year after they are advertised shall be paid to the PA HBPA's Benevolent Fund. PA HBPA agrees to hold Associations harmless and to indemnify them as to any claim, liability, cost or expense (including reasonable attorney's fees) as a result of the payment of inactive accounts to the PA HBPA's Benevolent Fund.
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

         6.       PA HBPA Fire And Hazard Insurance

                           Associations agree to pay to HBPA National office, on or before May 15 of each year during the term hereof, their proportionate share of the total annual premium as determined annually by the National HBPA for a national policy of fire and other hazards insurance covering horses and tack belongings to PA HBPA members stabled at Penn National or at locations as covered by said HBPA policy. It is understood, however, that the limits and types of coverage will not be increased without the prior agreement of Associations.

         7.       Track Committees

                  (a)      Equine Safety Committee
                           The Associations and the PA HBPA agree to establish an Equine Safety Committee. The membership will consist of representatives from all constituent groups that affect live racing at Penn National. The committee will meet at least once a month, if not more frequently, to discuss the variety of issues that affect all aspects of equine safety at Penn National.

                  (b)      Condition Book Committee
                           The PA HBPA may appoint a committee of not more than five individuals which will be known as the "Condition Book Committee". The Condition Book
                           Committee shall be entitled to meet with the Associations and/or the Racing Secretary and/or General Manager in order to establish guidelines for preparing the condition book and for filling and carding races and other matters of concern to the horsemen, including the mix of races and purse levels for particular condition books.

              (c)          PA HBPA Management Committee
                           During the term of this Agreement, Associations and the PA HBPA shall organize and maintain a joint committee to be known as the "PA HBPA/Management Committee." This Committee shall be composed of three representatives from the PA HBPA and three
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

                           representatives from Associations (including the General Manager). This Committee shall meet regularly at the request of any member of said Committee. The Committee shall discuss such things as barn area issues, track conditions, racing program, track kitchen, other matters which relate to attendance, pari-mutuel handle, the quality of racing and any other issue not specifically addressed in this Agreement which will assist the Pennsylvania thoroughbred horse racing industry to be progressive and competitive. The Committee shall determine how to resolve any of the foregoing issues and it may recommend any impasse to arbitration in accordance with Section 8.(b) of this Agreement.

         8.       PA HBPA Covenant

                  (a) PA HBPA covenants that so long as Associations comply with the provisions of this Agreement, PA HBPA will not institute or instigate, promote, encourage, condone, or engage in any boycott, close down, slow down, stoppage of, or interference with any race meet or race meets of Associations at Penn National. PA HBPA will use its best efforts to ensure that its members comply with this paragraph.

                  (b) In the event  that  there is a  disagreement  between  the parties as to whether any party has complied with the terms or conditions in this Agreement, then the Associations shall choose an Arbitrator and the PA HBPA shall choose an Arbitrator. The two Arbitrators shall choose a third Arbitrator, and the Board of Arbitrators shall decide the issues involved and each party agrees to be bound by the decision of the arbitration panel. No action shall be taken by PA HBPA prohibited by paragraph 8(a) unless and until the Arbitrators have determined that Associations are not in compliance with the terms hereof.

         9.       Associations' Covenants

                  (a) The  Associations  will  not,  by  means of  agreement  or otherwise, seek to establish or impose upon the horsemen a monopoly concerning horseshoers, feedmen, tack suppliers or any other suppliers or servicemen customarily used by horsemen. Notwithstanding the foregoing, the Associations
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

                      reserve the right to impose reasonable nondiscriminatory requirements for security, safety and environmental reasons on the Associations' premises and to limit access to only those vendors, suppliers and servicemen who are properly licensed by the State Horse Racing Commission and conditioned upon their compliance with reasonable rules and regulations promulgated by the Associations.

         (b) The Associations will not, in making their stall allocations, discriminate against any horsemen because of the horseman's participation in lawful PA HBPA activities. Allocations of stalls shall, subject only to the above limitations, remain the prerogative of the Associations.

         10.      Recognition of PA HBPA

                      Associations recognize PA HBPA during the Term of this agreement as the exclusive representative of the horse owners and trainers racing at Penn National, the majority of whom are members of the PA HBPA and, during the term of this Agreement, for purposes of negotiating a successor live racing agreement. During the term of the Agreement, Associations agree that they will not negotiate with any other group purporting to represent horsemen at Penn National and Associations further agree that they will not revoke the foregoing recognitions, and will not supplant, attempt to supplant or encourage the supplanting of the PA HBPA as the exclusive representative of horsemen at Penn National.

         11.      Term Of Agreement

                  This Agreement will continue for a term commencing March 23, 1999 and ending January 1, 2004. This Agreement shall continue for a further Term of two years without change unless any party shall, at least ninety days prior to January 1, 2004, or each successive two-year Term thereafter, give notice to the other of their intention that this Agreement shall not be automatically renewed pursuant to the provisions of this paragraph. In the event notice of intent not to renew is given by either party, the parties agree that weekly negotiation sessions shall be held commencing no later than 75 days prior to the expiration of the term or successive term and the
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                  parties  mutually  agree to  bargain  in good  faith,  without waiving rights or prerogatives of either party. In the event that a successor agreement is not reached on or before 30 days prior to the expiration of the term or successor term, the parties agree to utilize the services of the Pennsylvania
                  Bureau  of  Mediation  for  non-binding   negotiation.   If  a
                  successor   Live  Racing   Agreement  is  not  signed  by  the
                  expiration of the term of successor term or any extensions thereof, Associations agree that the horsemen shall have 30 days thereafter within which to remove their horses from the backstretch area at Penn National and that the facilities listed in paragraph 16 shall be available during that 30 day period of time. This additional 30 day period of time shall not be construed as evidence of the Associations' recognition of the PA HBPA as the exclusive representative of the horsemen subsequent to the expiration of the term or successive term of this Agreement.

         12.      Notices

              All notices or other communication pursuant hereto by any party shall be sent b certified mail, return receipt requested to:
              PNTC:        Pennsylvania National Turf Club, Inc.
                           P.O. Box 100
                           Grantville, Pa. 17128
                           Attn: General Manager

              MTRA:        Mountainview Thoroughbred Racing Association
                           P.O. Box 32
                           Grantville, Pa. 17128
                           Attn: General Manager

PA HBPA: Pennsylvania Division, Horsemen's Benevolent and Protective
         Association, Inc.
                  P.O. Box 88
                  Grantville, Pa. 17028
                  Attn: President

         13.      Prior Agreements and Claims

              (a)     The  entering   into  of  this   agreement   represents  a
                      cancellation of all prior agreements between the parties with respect to the subject matters herein.

              (b) The parties acknowledge that neither has any claims or demands on the other for any matter prior to February 16, 1999. The Associations and PA HBPA agree that the relief available under the Order of Court entered into in Dauphin County by Judge Kleinfelter (attached) shall be moot upon the execution of this Agreement. Parties agree to join in a notice to settle, discontinue and end these matters.

              (c)     Mutual Releases
                      The parties hereby mutually agree to release each other from all outstanding claims arising out of the 1996 Live Racing Agreement. PA HBPA shall notify National HBPA and all other supporting horsemen's groups nationally of the settlement of all issues and ask for the cooperation with restoring the prior existing relations that existed prior to February 15, 1999 upon the execution of this Agreement.
                                      235
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         14.          Stakes Schedule

                           PA HBPA and Associations agree to grandfather, for the term of the agreement, all Non-Pa Bred Stakes Race monies of $250,000.00. Existing stakes monies may be increased upon mutual agreement of PA HBPA and Associations. It is understood by both of the Associations and the PA HBPA that the overnight purses will be the first priority in purse increases followed by stakes races. The initial increases in stakes monies must be preceded by at least a six month period of average daily purses earned being above the following benchmark levels: Average purses earned daily Allocated for Stakes
                                    $60,000                             Up to 4%
                                    $65,000  + up                       Up to 6%

                           Average purses will be calculated by dividing all purse monies live, ITW, ISW and OTW by total number of live Penn National race days.

         15.           Application For Racing Days In Penn National Live Program

                      Associations agree to apply for the maximum number of racing days during each calendar year as can be raced for the maximum benefit of Associations and consistent with their leases with the owner of Penn National. The determination of the number of racing days shall be decided exclusively by the Associations, but in no event shall it be less than 199 days without the approval of the Board of HBPA.

         16.          Availability of Facilities

                           The racing strip, barns, dormitories, track kitchen, tack rooms and all other facilities of Penn National useful for training purposes, shall be made available to Horsemen approved by Associations, without charge. Associations agree that these facilities shall be available for at least twenty-one days prior to the opening date of each thoroughbred race meet or reopening after a shutdown. Associations shall also make water and electricity available without charge, and shall, at their own expense, keep the track properly harrowed and watered daily and available during reasonable hours for training purposes, all subject to weather conditions. Associations shall continue to provide PA HBPA offices and restroom facilities on a year round basis. Heating, cooling and electric services are to be provided. PA HBPA shall be responsible for cleaning and interior maintenance of its facilities. Structural maintenance of roofs, wall, floor and restrooms shall be the responsibility of Associations.

         17.          Approval By SHRC

                                    This Agreement  shall be subject to approval
by the Pennsylvania State Horse Racing Commission.

         18.      Binding Effect

                      This Agreement shall be binding upon and inure to the benefit of the parties hereto or their respective successors and approved assigns. Each party will supply all parties with a certified copy of a Resolution approving this Agreement.

         19.      Mutual Cooperation

                      The Associations and PA HBPA agree that there will be opportunities where there will be a need for cooperation between the parties because of the mutual benefit to racing. The parties agree to support each others positions where there is a mutual benefit.

         20.      Telebet Account Recovery

                      Associations agree to use their best efforts to retrieve the telephone accounts that have been transferred from Penn National to Pocono. Associations shall provide a list of those telebet accounts which were transferred to Pocono and shall return those accounts, except those whose account holders refuse consent, to Penn National and provide proof to the PA HBPA.

         21.        Entire Agreement

                           This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter interest and supersedes all prior or contemporaneous agreements with respect to such subject matters; and may not be modified or amended except in writing signed by all parties hereto. Notwithstanding the aforementioned, the Stall Agreements shall remain in full force and effect. This Agreement further incorporates, and supersedes the York and Lancaster OTW Agreements.

         22.        Headings

                      The paragraph headings of this Agreement are for convenience of reference only and do not form a part of the terms or conditions of this Agreement or give full notice thereof.

         23.  Mutual Consents of Non-Discrimination
                           Neither   party   will   discriminate   against   any
                      individual or group for any activities that took place during the period between February 15, 1999 and the date herein
 .
         IN WITNESS WHEREOF, the Associations and PA HBPA have executed this Live Racing Agreement this 23rd day of March, 1999.

                                    ASSOCIATIONS:


Attest:                             PENNSYLVANIA NATIONAL TURF CLUB
                                    INC.


                                    By:\s\Philip T. O'Hara_
                                    Name: Philip T. O'Hara
Witness                    Title:   Vice President



Attest:                             MOUNTAINVIEW THOROUGHBRED
                                    RACING ASSOCIATION


                                    By: \s\Philip T. O'Hara
                                    Name: Philip T. O'Hara
Witness                    Title:   Vice President



Attest:                             PENNSYLVANIA HORSEMEN'S
                                    BENEVOLENT AND PROTECTIVE
                                    ASSOCIATION, INC.

                                    By:\s\Joseph H. Santanna
                                    Name: Joseph H. Santanna
Witness                             Title:   President